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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number  1-10398

                             Giant Industries, Inc.
________________________________________________________________________________
             (Exact name of registrant as specified in its charter)

                          23733 North Scottsdale Road
                           Scottsdale, Arizona 85255
                                 (480) 585-8888
________________________________________________________________________________
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
________________________________________________________________________________
            (Title of each class of securities covered by this Form)

                                      None
________________________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)    [X]           Rule 12h-3(b)(1)(i)     [X]
     Rule 12g-4(a)(1)(ii)   [ ]           Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(2)(i)    [ ]           Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(ii)   [ ]           Rule 12h-3(b)(2)(ii)    [ ]
                                          Rule 15d-6              [ ]


     Approximate number of holders of record as of the certification or notice date: One (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934 Giant Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: June 1, 2007                             By:/s/ Mark B. Cox
                                               ____________________
                                               Mark B. Cox
                                               Vice President